Exhibit 10.29

INGERSOLL-RAND COMPANY

SUPPLEMENTAL PENSION PLAN II

(EFFECTIVE JANUARY 1, 2005)

INTRODUCTION

Ingersoll-Rand Company (the “Company”) maintains the Ingersoll-Rand Pension Plan Number One (the “Qualified Pension Plan”) for salaried employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits are subject to plan qualification limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The Company recognizes that in certain circumstances it is desirable to provide pension benefits to Employees that are supplemental to those provided by the Qualified Pension Plan. The circumstances in which supplemental benefits will be paid are:

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when the limitation on benefits payable under the Company’s Qualified Pension Plan, as specified in Section 415 of the Code (the “Section 415 Limits”), reduces the benefit otherwise payable under the Qualified Pension Plan;

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when, effective for years after 1988, the limitation on the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan, as specified in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”), reduces the benefit otherwise payable under the Qualified Pension Plan, and

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when the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan due to deferrals under the IR Executive Deferred Compensation Plan or the IR Executive Deferred Compensation Plan II (collectively the “Deferral Plan”) further reduces the benefit otherwise payable under the Qualified Pension Plan.

The Company hereby adopts this Ingersoll-Rand Company Supplemental Pension Plan II (the “Supplemental Pension Plan II”), effective January 1, 2005, to provide supplemental pension benefits subject to Section 409A of the Code on substantially the same terms as those provided under the Ingersoll-Rand Company Supplemental Pension Plan (the “Predecessor Plan”) to the extent such terms are not inconsistent with Section 409A of the Code. The Supplemental Pension Plan II applies to benefits accrued or vested after December 31, 2004 that, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) are subject to Section 409A of the Code.

It is intended that this Supplemental Pension Plan II be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

All capitalized terms that are not otherwise defined herein shall have the same meaning as under the Qualified Pension Plan. To the extent that Section 409A of the Code applies to the Supplemental Pension Plan II, the terms of the Supplemental Pension Plan II are intended to comply with Section 409A of the Code and any regulations or other administrative guidance issued thereunder, and such terms shall be interpreted and administered in accordance therewith.

SECTION 1

SUPPLEMENTAL PLAN BENEFITS

1.1	Excess Pension Benefit. An Employee shall be entitled to a benefit under this Supplemental Pension Plan II only if his or her benefit determined under the provisions of the Qualified Pension Plan is less than the amount such benefit would have been if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, and (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan.

If an Employee’s benefit from the Qualified Pension Plan is reduced as a result of any of the conditions described in the preceding paragraph, the benefit to which the Employee shall be entitled under this Supplemental Pension Plan II shall be equal to (a) minus (b) minus (c) where:

(a)	is the benefit that would have been payable under the terms of the Qualified Pension Plan, as a single life annuity with benefits payable monthly, if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, and (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan;

(b)	is the benefit actually payable as a single life annuity to the Employee under the terms of the Qualified Pension Plan; and

(c)	is the benefit payable to the Employee under the Predecessor Plan, expressed in the same form and with the same commencement date as the benefit payable to the Employee under this Supplemental Pension Plan II.

For purposes of this Section 1.1, the single life annuity payable under the terms of the Qualified Pension Plan and the benefit payable under the Predecessor Plan shall be determined as of the Employee’s Determination Date. The Determination Date shall be the first date following the Employee’s separation from service (determined under the general rules under Section 409A of the Code) on which the Employee becomes eligible (or would have become eligible if the Employee’s termination of service under the Qualified Pension Plan had occurred on the date of such separation from service) to begin receiving payment of benefits under the Qualified Pension Plan, whether or not the Employee begins receiving benefits under the Qualified Pension Plan on that date.

Notwithstanding the terms of subparagraph (a), if an Employee elected by the Board of Directors of the Company as an officer of the Company has attained age 62, the amount determined under subparagraph (a) shall be determined without regard to any reduction under the terms of the Qualified Pension Plan by reason of the Employee’s Determination Date preceding his Normal Retirement Date under the Qualified Pension Plan.

SECTION 2

VESTING

2.1	Vesting. An Employee shall be vested in the benefit provided under Section 1.1 of this Supplemental Pension Plan II in accordance with the vesting provisions of the Qualified Pension Plan.

SECTION 3

DISTRIBUTIONS

3.1	Time and Form of Benefit Payment.

(a)	Benefits under this Supplemental Pension Plan II that are vested in accordance with Section 2.1 shall be payable solely in the form of a lump sum on the date (the “Payment Date”) that is the later of (1) the first business day of the first calendar year following the date of the Employee’s separation from service (as determined under the general rules under Section 409A of the Code), or (2) the first business day that is six months after the date of such separation from service.

(b)	The lump sum amount payable to an Employee under Section 3.1(a), shall be the lump sum value of the single life annuity determined under Section 1.1 hereof as of the Employee’s Determination Date. For purposes of this Section 3.1, the lump sum value shall be determined in the same manner as lump sum distributions are determined under the Qualified Pension Plan as of the Employee’s Determination Date. Such benefit shall be paid on the Employee’s Payment Date, together with interest accrued thereon from the Determination Date, (1) if the assets are held in trust, then at the interest rate of the trust, or (2) if the assets are not held in trust, at the interest rate equal to the average of the monthly rates for ten year constant maturities for U.S. Treasury Securities for the twelve month period immediately preceding the month prior to the month in which the Employee’s Determination Date occurred, as quoted by the Federal Reserve.

3.2	Payments to Beneficiaries. In the event that an Employee dies prior to the Payment Date, the benefit determined under Sections 1.1 and 3.1 shall be payable to the Employee’s beneficiary(ies) under the Qualified Pension Plan thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

3.3	Withholding. The Company shall be entitled to withhold from the payment due under this Supplemental Pension Plan II any and all taxes of any nature required by any government to be withheld from such payment.

3.4	Loans. No loans to Employees shall be permitted under this Supplemental Pension Plan II.

SECTION 4

MISCELLANEOUS

4.1	Amendment and Termination.

(a)	This Supplemental Pension Plan II may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary (i) by the Board of Directors of Ingersoll-Rand Company Limited (“Limited”) or the Compensation Committee (as described in Section 4.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 4.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan II as of the date of termination or amendment.

(b)	Notwithstanding the foregoing, following a “change in control” of Limited, any amendment modifying or terminating this Supplemental Pension Plan II shall have no force or effect. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 4, the term “change in control” shall refer solely to a “change in control” of Ingersoll-Rand Company Limited.

4.2	No Contract of Employment. The establishment of this Supplemental Pension Plan II or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries or affiliates, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Pension Plan II had never been adopted.

4.3	Compensation Committee. This Supplemental Pension Plan II shall be administered by the Compensation Committee appointed by the Board of Directors of Limited, or any successor committee appointed by the Board of Directors of Limited (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan II in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan II by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

4.4	Entire Agreement; Successors. This Supplemental Pension Plan II, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Pension Plan II. There are no covenants, promises, agreements, conditions or understandings, either oral or written between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Pension Plan II and any amendment shall be binding on the Company and the Employee and their respective heirs, administrators, trustees, successors, and assigns, including but not limited to, any successors to the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

4.5	Severability. If any provision of this Supplemental Pension Plan II shall to any extent be invalid or unenforceable, the remainder of the Supplemental Pension Plan II shall not be affected thereby, and each provision of the Supplemental Pension Plan II shall be valid and enforced to the fullest extent permitted by law.

4.6	Application of Plan Provisions. All relevant provisions of the Qualified Pension Plans, to the extent not inconsistent with Section 409A of the Code, shall apply to the extent applicable to the contractual obligations of the Company under this Supplemental Pension Plan II. With respect to any Employee, the applicable provisions shall be those of the Qualified Pension Plan in which the Employee participates. Benefits provided under the Supplemental Pension Plan II are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees, or any other compensation payable to the Employee by the Company, or by any subsidiary, or affiliate of the Company.

4.7	Governing Laws. Except as preempted by federal law, the laws of the state of New Jersey shall govern this Supplemental Pension Plan II.

4.8	Participant as General Creditor. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Pension Plan II shall have any interest in such investment or reserve. This Supplemental Pension Plan II shall be unfunded for federal tax purposes. To the extent that any person acquires a right to receive benefits under this Supplemental Pension Plan II, such rights shall be no greater than the right of any, unsecured general creditor of the Company.

4.9	Nonassignability. The right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or other legal process for the debts of such Employee or beneficiary, nor shall any such benefit be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative this 22nd day of December, 2008.

INGERSOLL-RAND COMPANY

By:	/s/ Marcia J. Avedon
Marcia Avedon
Senior Vice President